Exhibit 99.1

Mace Reports Financial Results for the Third Quarter and Nine Months Ended September 30, 2011

HORSHAM, Pa.--(BUSINESS WIRE)--November 14, 2011--Mace Security International, Inc. ("Mace" or the “Company”) (OTCQB: MACE) today announced financial results for the third quarter and nine months ended September 30, 2011.

Current Highlights

  Mace raised $8.2 million through a Rights Offering to its existing shareholders completed on August 1, 2011 generating net proceeds of approximately $4.3 million; a Securities Purchase Agreement completed on August 2, 2011 with Merlin Partners, LP and two other investors generating $3.75 million; and through the sales of registered shares not subscribed for in the Rights Offering for an additional $167,000.
  Mace appointed Michael E. Smith as the Company’s interim Chief Executive Officer, effective on August 18, 2011. Mr. Raefield, the Company's former Chief Executive Officer and President, resigned as Chief Executive Officer and a director of the Company after the completion of his employment contract.
  Mace completed the sale of certain assets and liabilities related to its Industrial Vision Source (“IVS”) high-end digital and machine vision camera and professional imaging components operation. The sale, which was completed on October 21, 2011, provided cash proceeds of $517,000 at closing and a possible further payment of $100,000 if certain post closing revenue levels are achieved by the buyer.

Michael Smith, CEO of Mace, stated, “The third quarter of 2011 was very important for our Company. We have re-capitalized the Company, made significant reductions in operating costs that will benefit future periods, and have renewed our focus on the fundamentals of our security operations.”

Mr. Smith added, “I am excited to be part of the Mace team. The Company has a great name and reputation for outstanding quality in the personal defense and security marketplace. I look forward to working with our dedicated employees in growing the Company through execution of a focused marketing and sales plan to expand the distribution and visibility of our products and services.”

Financial Results, Third Quarter of 2011 Compared to Third Quarter of 2010

Total revenues for the third quarter ended September 30, 2011 were $3.5 million, as compared to $4.7 million for the same period in 2010. Despite an increase in revenues within our wholesale monitoring division of approximately $261,000, or 33%, with the March 2011 acquisition of The Command Center, Inc. (“TCCI”), overall revenues declined largely as a result of a reduction in sales volume in our high-end digital and machine vision camera operation of $974,000. Our professional and consumer direct electronic surveillance operations also experienced a reduction in sales of $382,000 due to several factors, including the impact on sales of increased competition, direct sales by Asian manufacturers, the loss of a large customer, and a reduction in spending by many of our customers impacted by the poor economy. Our personal defense operation in Vermont also experienced a decrease in sales of approximately $116,000, or 8%, despite a 6% increase in sales of our aerosol defense products, as a result of a decrease in the sale of our TG Guard systems and wireless home security systems.

Loss from continuing operations for the third quarter of 2011 was approximately $(1.9) million, or $(0.04) per share, compared to a loss from continuing operations of $(1.0) million, or $(0.06) per share, in the third quarter of 2010. The increase in operating loss from continuing operations was attributable to the decrease in revenues and gross profit, combined with an increase in selling, general, and administration (“SG&A”) expenses of $618,000, or 28%. The Company recorded one-time SG&A expenses of approximately $750,000 in September 2011 including, but not limited to, a reserve for future payments to the Company’s former CEO in exchange for his covenant not to compete with the Company for a one year period; a reserve for severance payments to our former President of our Personal Defense Products operation; a charge related to the termination of a vendor relationship within our Personal Defense Products operation; and a reserve for reimbursement of certain shareholder costs. SG&A expenses in the current period also included expenses related to the March 2011 acquisition of TCCI. Additionally, our gross profit was impacted by an additional $200,000 reserve to write-down certain inventory which we plan on liquidating within our electronic surveillance equipment division. The above costs were partially offset through the continuation of company-wide cost savings measures initiated in 2008 through the third quarter of 2011, including a significant reduction in employees throughout the entire company.

Discontinued operations include all of the Company’s car wash and digital media marketing operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated a loss of approximately $(261,000), or $(0.01) per share, for the three months ended September 30, 2011, and a loss of $(3.9) million, or $(0.25) per share, in the same period of 2010. These losses were primarily the result of impairment charges of $261,000 related to our car washes in September 2011 and impairment charges of $3.5 million related to the digital media marketing operation in September 2010.

Net loss for the three months ended September 30, 2011 was approximately $(2.1) million, or $(0.05) per share, compared to a net loss of approximately $(4.9) million, or $(0.31) per share, for the three months ended September 30, 2010.

Financial Results, Nine Months Ended September 30, 2011 Compared to Nine Months Ended September 30, 2010

Total revenues for the nine months ended September 30, 2011 were $10.6 million, as compared to $13.3 million for the same period in 2010. Despite an increase in revenues within our wholesale monitoring division of approximately $515,000, or 22%, with the March 2011 acquisition of TCCI, overall revenues declined largely as a result of a reduction in sales volume in our high-end digital and machine vision camera operation of $2.1 million. Our professional and consumer direct electronic surveillance operations also experienced a reduction in sales of $1.0 million due to several factors as noted above. Additionally, our Personal Defense Products operation in Vermont also experienced a decrease in sales of approximately $195,000, or 5%, despite a 6% increase in sales of our aerosol defense products.

Loss from continuing operations for the nine months ended September 30, 2011 was approximately $(4.1) million, or $(0.17) per share, compared to a loss from continuing operations of $(8.6) million, or $(0.55) per share, in the same period of 2010. The decrease in operating loss from continuing operations was primarily attributable to the arbitration award to our former CEO of $4.6 million in 2010, partially offset by a decrease in revenues and gross profit and the recording of one-time charges within SG&A expenses as noted above.

Discontinued operations include all of the Company’s car wash and digital media marketing operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated a loss of approximately $(296,000), or $(0.01) per share, for the nine months ended September 30, 2011, and a loss of $(8.0) million, or $(0.50) per share, in the same period of 2010 primarily as a result of impairment charges of $261,000 related to our car washes in September 2011 and impairment charges of $7.0 million related to the digital media marketing operation in the nine months ended September 30, 2010.

Net loss for the nine months ended September 30, 2011 was approximately $(4.4) million, or $(0.18) per share, compared to a net loss of approximately $(16.6) million, or $(1.05) per share, for the nine months ended September 30, 2010.

The Company’s net book value was $18.3 million, or $0.31 per share, at September 30, 2011. In addition, Mace had $25.7 million in total assets, including $7.3 million of cash and cash equivalents at September 30, 2011.

Conference Call

Mace will conduct a conference call on Thursday, November 17, 2011 at 1:00 PM EST, 10:00 AM PST. The participant conference call number is (877) 719-8065, conference ID: 27675148. There will also be access to a digital recording of the teleconference by calling (800) 585-8367 and entering the conference ID: 27675148. This will be available from two hours following the teleconference until December 17, 2011.

About Mace

Mace Security International, Inc. (OTCQB: MACE) is the manufacturer of personal defense and electronic surveillance products marketed under the famous brand name Mace®, and is the owner and operator of a wholesale central monitoring station. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “projected,” “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, our ability to compete with competitors, dilution to shareholders, and limited capital resources. A discussion of factors that could materially adversely affect the Company’s financial performance and cause actual results for future periods to differ materially from the statements expressed within this press release, and management's opinions, projections, forecasts, estimates and expectations are contained under the heading “Risk Factors” in Mace’s SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should also be read in conjunction with the financial statements and notes contained in Mace’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Mace Security International, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Unaudited)

	Three Months Ended September 30,
	2011	2010

Revenues	$3,514	$4,727
Cost of revenues	2,415	3,267

Gross profit	1,099	1,460
Selling, general, and administrative expenses	2,791	2,173
Arbitration award	-	100
Depreciation and amortization	135	135
Asset impairment charges	35	-

Operating loss	(1,862)	(948)

Interest expense, net	(101)	(12)
Other income	-	1
Gain on valuation of derivative	74	-
Loss from continuing operations before income taxes	(1,889)	(959)

Income tax (benefit) expense	(20)	15

Loss from continuing operations	(1,869)	(974)

Loss from discontinued operations, net of tax	(261)	(3,932)

Net loss	$(2,130)	$(4,906)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.04)	$(0.06)
Loss from discontinued operations	(0.01)	(0.25)
Net loss	$(0.05)	$(0.31)

Weighted average shares outstanding:
Basic and Diluted	43,571,698	15,735,725

Mace Security International, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Unaudited)

	Nine Months Ended September 30,
	2011	2010

Revenues	$10,575	$13,347
Cost of revenues	7,005	9,377

Gross Profit	3,570	3,970
Selling, general, and administrative expenses	7,020	7,235
Arbitration award	-	4,600
Depreciation and amortization	389	446
Asset impairment charges	35	225

Operating loss	(3,874)	(8,536)

Interest expense, net	(304)	(34)
Other income	-	7
Gain on valuation of derivative	74	-
Loss from continuing operations before income taxes	(4,104)	(8,563)

Income tax expense	-	65

Loss from continuing operations	(4,104)	(8,628)

Loss from discontinued operations, net of tax	(296)	(7,980)

Net loss	$(4,400)	$(16,608)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.17)	$(0.55)
Loss from discontinued operations	(0.01)	(0.50)
Net loss	$(0.18)	$(1.05)

Weighted average shares outstanding:
Basic and Diluted	25,116,345	15,794,343

Mace Security International, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2011	2010
	(unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$7,285	$2,564
Accounts receivable, net	1,875	2,119
Inventories, net	2,962	3,273
Other current assets	1,349	1,790
Assets held for sale	4,451	6,330
Total current assets	17,922	16,076

Property and equipment, net	1,389	1,645

Goodwill	2,805	1,982

Other intangible assets, net	2,063	1,767

Other assets	1,511	1,554
	$25,690	$23,024

LIABILITIES AND EQUITY

Current Liabilities:
Current portion of long-term debt and capital lease obligations	$928	$1,378
Accounts payable and accrued expenses	4,494	5,073
Other current liabilities	453	523
Liabilities related to assets held for sale	1,122	2,081
Total current liabilities	6,997	9,055

Long-term debt, net of current portion	58	113
Other liabilities	346	-

Stockholders' equity	18,289	13,856
	$25,690	$23,024

CONTACT:
Mace Security International, Inc.
Gregory Krzemien, Chief Financial Officer
267-317-4009
greg@mace.com